Exhibit 99.1

AUTOBYTEL INC. FILES FORM 10-K ANNUAL REPORT WITH THE SEC AND

REPORTS 2005 FISCAL YEAR RESULTS

IRVINE, Calif., March 16, 2006 — Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-K Annual Report for the full year ended December 31, 2005.

“In 2005, Autobytel continued to focus on its mission of providing dealers, automakers and consumers with innovative solutions to provide value throughout the automotive purchasing cycle,” said Autobytel President and CEO Rick Post. “Maintaining this focus while striving for growth in last year’s challenging environment has been critical to sustaining Autobytel’s footprint in this very competitive industry.”

Summary of the Full Year Ended December 31, 2005:

Total revenue for the full year 2005 was $125.3 million, of which $77.5 million was related to Lead Fees, $19.2 million was related to Advertising, $24.1 million was related to CRM services, and $4.4 million was related to Data, Applications and Other. Total revenue increased by $3.1 million or 3% from 2004 revenue of $122.2 million.

Advertising revenue increased by $5.5 million, or 40%, to $19.2 million in 2005 compared to $13.7 million in 2004.

Revenue from CRM services increased by $5.1 million, or 27%, to $24.1 million in 2005 compared to $19.0 million in 2004.

Cost of revenues for the full year 2005 totaled $52.2 million, an increase of approximately $1.5 million from 2004 cost of revenues of $50.7 million. Cost of revenue as a percentage of total revenue was 42% or the same as 2004.

Other operating expenses including sales and marketing, product and technology development, general and administrative, and amortization of acquired intangible assets for 2005 totaled $81.9 million compared to $66 million in 2004, representing an increase of 24%.

The Company delivered approximately 3.5 million Purchase Requests during the full year 2005. Of these, approximately 2.2 million were delivered to retail dealers and approximately 1.3 million were delivered to enterprise dealers. The total number of Purchase Requests delivered to retail and enterprise dealers in 2005 declined by 0.7 million compared to the full year 2004. Additionally, the Company delivered 0.8 million Finance Leads in 2005, an increase of 0.3 million from 2004.

As of December 31, 2005, the Company had approximately 5,570 retail dealer relationships, 740 enterprise dealer relationships with major dealer groups, and 8 direct relationships encompassing 18 brands with automotive manufacturers or their automotive buying service affiliates representing up to approximately 22,080 enterprise dealer relationships.

As of December 31, 2005, the Company’s finance lead referral network included approximately 340 relationships with retail dealers, finance request intermediaries, and automotive finance companies.

In addition, as of December 31, 2005, CRM customer relationships consisted of 2,980 Web Control® system and approximately 820 Retention Performance Marketing® (RPM®) program relationships.

Domestic cash, cash equivalents, and short-term and long-term investments totaled $48.4 million as of December 31, 2005, a reduction of $4.4 million from $52.8 million as of December 31, 2004. Net cash used in operations was $6.1 million in 2005 compared to net cash provided by operating activities of $7.6 million in the full year 2004.

On December 15, 2005, the owners of Autobytel.Europe agreed to dissolve the company. As a result of this agreement, the Company received a cash distribution from Autobytel.Europe of approximately $3.9 million. This amount was previously reflected on the Company’s consolidated balance sheet as restricted international cash and cash equivalents. The remaining part of such restricted international cash and cash equivalents was distributed to the other owner of Autobytel.Europe. The distributions excluded $0.2 million held in an escrow account and classified as restricted international cash and cash equivalents as of December 31, 2005.

Business Outlook

“The automotive Internet is a growing opportunity that has attracted a multitude of competitors. We believe that Autobytel is well positioned to continue to innovate ahead of the competitive curve,” continued Post. “Quite simply, providing value, efficiencies, and strong return on investment for dealers and automakers while at the same time offering consumer-friendly products and services to automotive Internet users, has been - and continues to be - at the heart of our business mission and our competitive advantage.”

Conference Call

A webcast conference call will be held on March 16, 2006 at 3:00 PM (PST) to discuss the results for the fiscal year ended December 31, 2005. Hosting the call will be Rick Post, president and CEO, and Mike Schmidt, executive vice president and CFO.

The conference call will be webcast live on the Internet and will be archived within two hours of the end of the call for one quarter. The call may be accessed by visiting the investor relations section of the autobytel.com website at www.autobytel.com. Below is a direct link to the registration page.

http://www.irconnect.com/abtl/conf/4q2005.html

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM products and programs. It’s estimated that every 7.5 seconds an American car shopper requests a vehicle through Autobytel, which owns and operates the automotive websites—Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com. This automotive research and buying network reaches millions of car shoppers each month as they make their vehicle buying decisions, generating billions of dollars in sales for dealers. A leader in dealership customer management and CRM solutions, Autobytel also owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel’s AIC (Automotive Information Center) has been a trusted industry source of automotive marketing data and technology for nearly 24 years. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top-100 Internet dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contacts:

Autobytel Inc.

Jennifer Klein (Investors)

(949) 862-1362

jenniferkl@autobytel.com

Melanie Webber (Media)

(949) 862-3023

melaniew@autobytel.com

Autobytel Inc.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Domestic cash and cash equivalents	$33,353	$24,287
Restricted international cash and cash equivalents	241	9,053
Short-term investments	12,000	16,500
Accounts receivable, net of allowance for bad debts and customer credits of $1,124 and $1,037, respectively	19,042	17,920
Prepaid expenses and other current assets	2,456	2,344

Total current assets	67,092	70,104
Long-term investments	3,000	12,000
Property and equipment, net	4,226	3,614
Goodwill	70,697	70,697
Acquired intangible assets, net	2,189	4,187
Other assets	124	115

Total assets	$147,328	$160,717

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,709	$5,812
Accrued expenses	7,417	7,990
Deferred revenues	3,874	4,029
Accrued domestic restructuring	—	74
Other current liabilities	1,666	2,216

Total current liabilities	18,666	20,121
Deferred rent - non-current	131	—
Deferred revenues - non-current	21	8

Total liabilities	18,818	20,129
Minority interest	163	4,521
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 42,133,410 and 41,905,848 shares issued and outstanding, respectively	42	42
Additional paid-in capital	282,924	282,287
Accumulated other comprehensive income	—	2,099
Accumulated deficit	(154,619)	(148,361)

Total stockholders’ equity	128,347	136,067

Total liabilities, minority interest and stockholders’ equity	$147,328	$160,717

Autobytel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(amounts in thousands, except share and per share data)

	Years Ended December 31,
	2005	2004	2003
Revenues	$125,269	$122,236	$88,394
Costs and expenses:
Cost of revenues	52,248	50,680	36,523
Sales and marketing	27,258	25,854	20,078
Product and technology development	23,130	20,190	15,304
General and administrative	30,005	18,819	11,065
Amortization of acquired intangible assets	1,540	1,157	62
Domestic restructuring and other charges, net	—	—	(27)

Total costs and expenses	134,181	116,700	83,005

(Loss) income from operations	(8,912)	5,536	5,389
Interest income	1,562	946	316
Foreign currency exchange gain	1,569	2	10
Loss in equity investees	—	(84)	(125)
Other income (expense)	—	(9)	745

(Loss) income before income taxes and minority interest	(5,781)	6,391	6,335
Provision for income taxes	(228)	(430)	(8)
Minority interest	(249)	(124)	—

Net (loss) income	$(6,258)	$5,837	$6,327

Net (loss) income per share:
Basic	$(0.15)	$0.14	$0.18

Diluted	$(0.15)	$0.13	$0.17

Shares used in computing net (loss) income per share:
Basic	41,956,799	40,785,743	34,508,035

Diluted	41,956,799	44,048,584	37,635,555

Comprehensive (loss) income:
Net (loss) income	$(6,258)	$5,837	$6,327
Foreign currency translation adjustment	(566)	479	593
Reclassification of foreign cumulative translation adjustment for liquidation of Autobytel.Europe recognized in net loss	(1,533)	—	—

Comprehensive (loss) income	$(8,357)	$6,316	$6,920

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net (loss) income	$(6,258)	$5,837	$6,327
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Non-cash charges:
Depreciation and amortization	1,999	2,447	2,503
Amortization of acquired intangible assets	1,998	1,603	105
Provision for (recovery of) bad debt	906	303	(568)
Provision for customer credits	2,816	1,969	636
Loss on disposal of property and equipment	103	23	38
Stock-based compensation	—	—	51
Loss in equity investees	—	84	125
Minority interest	249	124	—
Foreign currency exchange gain	(1,533)	—	—
Changes in assets and liabilities, excluding the effect of acquisitions and consolidation of Autobytel.Europe:
Accounts receivable	(4,790)	(3,728)	(2,934)
Prepaid expenses and other current assets	(92)	(204)	2,739
Other assets	(9)	19	(49)
Accounts payable	(175)	310	381
Accrued expenses	(713)	558	(423)
Deferred revenues	(142)	(638)	456
Accrued domestic restructuring	(74)	(184)	(220)
Accrued international licensee liabilities	—	(1,541)	—
Other current liabilities	(410)	613	202

Net cash (used in) provided by operating activities	(6,125)	7,595	9,369

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(20,631)	(4,852)
Maturities of short-term investments	21,600	20,991	—
Purchases of short-term and long-term investments	(8,100)	(45,500)	(15,991)
Redemption of long-term investments	—	12,000	—
Distribution of foreign investment	7,941	—	2,152
Change in restricted cash and cash equivalents	(121)	1,943	28
Purchases of property and equipment	(2,809)	(2,021)	(1,057)
Proceeds from sale of property and equipment	95	—	7

Net cash provided by (used in) investing activities	18,606	(33,218)	(19,713)

Cash flows from financing activities:
Distribution to minority interest	(4,052)	—	—
Capital lease payments	—	(225)	(157)
Net proceeds from sale of common stock	637	4,492	28,561

Net cash provided by financing activities	(3,415)	4,267	28,404

Effect of exchange rates on cash	—	—	40

Net increase (decrease) in cash and cash equivalents	9,066	(21,356)	18,100
Cash and cash equivalents, beginning of period	24,287	45,643	27,543

Cash and cash equivalents, end of period	$33,353	$24,287	$45,643

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$588	$87	$8

Cash paid during the period for interest	$—	$9	$18